Exhibit 3.1

CERTIFICATE OF DECREASE

OF

SERIES A perpetual convertible PREFERRED STOCK

OF

Exela Technologies, INC.

(Pursuant to Section 151 of the

General Corporation Law of the State of Delaware)

Exela Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.          That a Certificate of Designations, Preferences, Rights and Limitations of Series A Perpetual Convertible Preferred Stock of the Corporation was filed with the Secretary of State of the State of Delaware on July 12, 2017.

2.          That the Board of Directors of the Corporation duly adopted resolutions authorizing and directing a decrease in the number of designated shares of Series A Perpetual Convertible Preferred Stock of the Corporation, from 11,500,000 shares to 2,800,000 shares, and providing that such shares so decreased shall resume the status of authorized but unissued shares of Preferred Stock undesignated as to series, in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Decrease on this 17th day of May, 2022.

Exela Technologies, INC.

By:	/s/ Erik Mengwall
Name:	Erik Mengwall
Title:	Secretary